Exhibit 10.4.8
May 11, 2009
Patti Hoffman
Dear Ms. Hoffman:
     This letter agreement confirms your temporary employment with Harris Interactive Inc. (“Harris”). This is not a permanent employment contract and under no circumstances may it be construed as such. The following are the terms of your temporary employment:
     TITLE. Your position will be Interim Head of Human Resources, reporting to Kimberly Till, President and Chief Executive Officer of Harris Interactive. This appointment does not include any assurance, obligation, or guarantee of subsequent permanent employment.
     DUTIES AND RESPONSIBILITIES. As Interim Head of Human Resources, you shall be responsible for managing all of the HR functions of Harris globally, including, without limitation, assisting in the development of a comprehensive compensation and benefits program for Harris that addresses both commissioned and non-commissioned positions, training and recruitment. You agree that the foregoing list of duties and responsibilities are not exhaustive and may be changed, modified, or increased at the discretion of Harris. You will be responsible for performing all assigned duties faithfully, to the best of your abilities and at a level commensurate with your title. You shall, at all times abide by the safety rules, regulations and working conditions of Harris and maintain the highest standard of professionalism and workmanship in accordance with Harris’ policies. You are expected to work a minimum of forty (40) hours per week. You will be required to prepare a weekly time sheet and you will be remunerated only for time worked.
     OFFICE. Your office will be located in Harris’ Princeton, New Jersey office.
     SALARY. In consideration of the services rendered by you as Interim Head of Human Resources, you will be paid $19,000 per month, prior to any payroll deductions and appropriate taxes, earned and payable in accordance with Harris’ normal payroll practices or as otherwise agreed in writing by you and Harris.
     REIMBURSEABLE EXPENSES. You will be reimbursed only for documented expenses, pre-approved by Ms. Till, in accordance with Harris’ expense reimbursement policy.
     NO BENEFITS. As a temporary employee, you are not entitled to (among other benefits due full-time, permanent employees) employer paid health insurance, overtime pay, accident insurance, disability insurance, retirement, or vacation and sick leave.
     TERM. Unless terminated sooner in accordance with this letter agreement, the initial term of your temporary employment shall be two (2) months, beginning on May 11, 2009 and ending on July 10, 2009 (the “Initial Term”). Your temporary employment may be renewed for subsequent one (1) month terms (each, a “Renewal Term”) upon written agreement of you and Harris at least ten (10) days prior to the end of the Initial Term or any Renewal Term, as applicable.
     TERMINATION. Harris reserves the right to terminate your temporary employment before the end of the Initial Term or any Renewal Term for (i) failure to complete appropriate documentation, (ii) misconduct, (iii) unsatisfactory performance, (iv) financial exigency, (v) medical reasons that prevent you from fulfilling your responsibilities, or (vi) failure to comply with all policies and procedures of Harris. Such termination may occur at any time upon written notice delivered to you. Further, you and Harris each have the right to terminate your temporary employment before the end of the Initial Term or any Renewal Term for any reason with ten (10) days prior written notice.
     GENERAL PROVISIONS. This letter agreement shall be governed and interpreted under the laws of the State of New York without reference to principles of conflicts of laws. With respect to all matters related to this letter agreement, the parties consent to exclusive jurisdiction in the courts of the State of New York. The parties hereby waive any claim that such courts are an improper or inconvenient forum. This letter agreement and any written modifications of it constitute the sole agreement of you and Harris; any previous written contracts, oral agreements or understandings in conflict with this letter agreement shall be void; provided, however, you will be required to sign additional agreements associated with your temporary employment (e.g., a confidentiality agreement), which shall constitute separate and distinct agreements between you and Harris. Any and all modifications of this letter agreement shall be in writing hereon or attached hereto and signed by both you and Harris. If any provision herein is, becomes, or is held invalid, illegal, or unenforceable, such provision shall be deemed modified only to the extent necessary to conform with applicable laws so as to be valid and enforceable. If it cannot be so amended without materially altering the intent of the parties, it shall be stricken and the remainder of this letter agreement shall remain in full force and effect and be enforced and construed as if such provision had not been included.
     If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our understanding with respect to its subject matter.

Very truly yours,

Harris Interactive Inc.

By:	/s/ Marc H. Levin Name: Marc Levin
Title: SVP, General Counsel and Secretary

Accepted and agreed to:

/s/ Patti Hoffman Patti Hoffman

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